Exhibit 99.(e)(3)

Amendment No. 5 to the Distribution Agreement

This Amendment No. 5, dated as of April 1, 2016, to the Distribution Agreement (this “Amendment”), by and between BBH Trust, a Delaware statutory trust (the “Trust”), and ALPS Distributors, Inc., a Colorado corporation, having its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado 80203 (the “Distributor”).

WHEREAS, the Trust and Distributor entered into a Distribution Agreement dated as of February 1, 2010, and as amended October 1, 2010, as amended and restated on November 1, 2011, as amended on March 1, 2013, as amended on March 31, 2014 and as amended on May 28, 2015 (the “Agreement”); and

WHEREAS, the Trust and the Distributor wish to amend the provisions of the Agreement to reflect a name change of one Portfolio under Appendix A of the Agreement.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.	The parties hereto agree to delete the current Appendix A to the Agreement in its entirety and replace it with a new Appendix A attached hereto.
2.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

BBH Trust		ALPS DISTRIBUTORS, INC.

By: /s/ Daniel Greifenkamp		By: /s/ Steven B. Price
Name:	Daniel Greifenkamp	Name:	Steven B. Price
Title:	Vice President	Title:	SVP & Director of Distribution Services

APPENDIX A

TO THE DISTRIBUTION AGREEMENT

LIST OF PORTFOLIOS

Amended as of April 1, 2016

BBH Core Select
BBH International Equity Fund
BBH Limited Duration Fund
BBH U.S. Government Money Market Fund
BBH Intermediate Municipal Bond Fund
BBH Global Core Select